EXHIBIT 6.2

MEMORANDUM OF UNDERSTANDING

VENDOR RELATIONSHIP

Effective: December 31, 2017

The purpose of this Memorandum of Understanding (“MOU”) is to outline the working arrangement and vendor relationship among the parties, including the duties of each party, effective December 31st, 2017.

The first party consists of Blockchain Energy, Inc., a Colorado corporation referred to herein as “BEI”; and the second party who consists of Tripac Systems, Inc., a Colorado corporation referred to herein as “TSI” which has control over the Widner Family owned Phase Angle Synchronization technology (“PAS”).

The parties understand that they will work together in good faith to bring about an effective “pilot program” to demonstrate the commercial viability of PAS and the savings and benefits it provides the electric utility industry. BEI has agreed to become the operating entity to commercialize PAS within the electric utility market in the US, and TSI has agreed to train and consult on the assembly, testing and installation of the PAS system. BEI is granted an irrevocable right to purchase the necessary components that make up the PAS system from TSI, including the on-board computers with the necessary operating software pre-loaded, and TSI agrees to make all such components available for purchase. This “pilot program” is defined as the installation of up to 100 PAS systems in California, to have a large enough sample to provide overwhelming evidence of PAS effectiveness in various installations.

In addition to the above, each party agrees to the following regarding the working prototype and training systems:

BEI will be entrusted with the fully working prototype known as the “PAS demo unit” at their location in Sacramento County, California and BEI acknowledges it will take care to be responsible for the protection, safety, and security of the PAS demo unit always. BEI agrees to pay TSI $40,000 for the custodial rights of this PAS demo unit to be housed in Sacramento County at least during this “pilot program” phase.

In addition to the PAS demo unit, TSI will provide at least 1 additional PAS training unit as part of TSI’s training to BEI on the assembly, testing, and installation of PAS units. BEI will pay $40,000 for the custodial rights of the PAS training unit, as well as $10,000 for an assortment of parts associated with the PAS training unit that is needed for training purposes.

BEI agrees to pay any expenses related to TSI providing the above services, including consulting, training, travel, and other reasonable expenses as required to properly prepare for the “pilot program” and to perform during the “pilot program” phase and fully train BEI to perform the above stated duties.

BEI further agrees that by serving as the operating entity it will have full authority from TSI to contract with various beneficiaries to lease the assembled PAS units, and BEI will provide:

- a location for demonstrations of PAS technology to stakeholders; location to double as the training and assembly site of the pilot program systems

- prepare presentations for various stakeholders (electric utility and government regulators)

- invitations to their contacts including those at electric utility, government regulators, and others to view product presentations

- in concert with BEI’s industry contacts, find suitable locations for the initial 100-system pilot program

Page 1 of 2	/s/ LTH	/s/ RBW
	Initials	Initials

MOU for BEI & TSI Effective: Dec 31, 2017

TSI further agrees that as the vendor, that in addition to the above description of services, it will also provide knowledge and expertise on a “need to know” basis:

- industry knowledge stemming from over 25 years of research and development of the PAS technology and its applications in the market, along with the accompanying research, and subject matter expertise.

- assistance in preparation of presentation materials for stakeholders which may include electric utilities, government regulators, and others

- leadership in preparing and delivering stakeholder presentations as well as prepare answers to common questions that arise from such stakeholder presentations

- assistance with BEI industry contacts to find suitable locations for the initial 100-system pilot program.

Agreed:

By:	/s/ Todd Higley	By:	/s/ Bob Widner
	Todd Higley, CEO		Bob Widner, President
	Blockchain Energy, Inc.		Tripac Systems, Inc.

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